Exhibit 99.1

News Release

Contact:	David Amy, EVP & CFO
Lucy Rutishauser, VP Corporate Finance & Treasurer
(410) 568-1500

SINCLAIR INVESTS $20 MILLION IN SUMMA HOLDINGS

    BALTIMORE (December 24, 2002) — Sinclair Broadcast Group, Inc. (Nasdaq: SBGI) announced today that it has agreed to make a $20 million cash investment, representing a 17.5% equity interest in the form of convertible preferred stock, in Summa Holdings, Ltd, a holding company which owns automobile dealerships, retail tire franchises, and a leasing company located in the mid-Atlantic region.  David Smith, President and CEO of Sinclair, has a controlling interest in Summa.

    Because of Mr. Smith’s involvement with Summa, an independent Special Committee of the Board of Directors was formed to evaluate and make a recommendation regarding the investment, using independent outside legal counsel, as well as negotiate the terms of any proposed investment.  A fairness opinion on the investment was obtained from an appraisal firm qualified under Sinclair’s outstanding bond indentures.

    Under the terms of the agreement, Summa will use the proceeds solely for the purpose of acquiring automobile dealerships.  In addition, Summa is committed to maintaining a certain amount of advertising with Sinclair’s television stations.  Currently, Summa’s businesses overlap with Sinclair operated television stations, WBFF-TV and WNUV-TV, in Baltimore, Maryland.  Sinclair will not be involved in the day-to-day management or operations of Summa, however, it will hold one board seat, in addition to the board seat already held by David Smith under his personal investment.

    “Because the automobile industry represents the largest category of advertisers for television stations, and because Summa is a profitable and well-run company, we believe that the Summa investment is an attractive one for Sinclair,” stated Martin R. Leader, a member of Sinclair’s Board and Chairman of the Special Committee.

    Sinclair Broadcast Group, Inc., one of the largest and most diversified television broadcasting companies, owns and operates, programs or provides sales services to 62 television stations in 39 markets.  Sinclair’s television group includes FOX, WB, ABC, CBS, NBC, and UPN affiliates and reaches approximately 24.0% of all U.S. television households.  For more information, please visit Sinclair’s website at www.sbgi.net.

    Through its direct and indirect subsidiaries, Summa Holdings, Ltd controls 35 automobile dealerships under the Mile One subsidiary, offering 18 brands of automobiles; 38 Mr. Tire retail tire operations; Allstate Leasing, an automobile/equipment leasing and rental operation; and 4 Mile One Collision Centers.  Summa recently entered into an agreement to acquire MotorWorld Automotive Group,

Inc, which owns and operated 12 automobile dealerships in the Wilkes-Barre/Scranton, Pennsylvania market.  MotorWorld is one of the largest automobile dealership groups in northeastern Pennsylvania.

Forward-Looking Statements:

The matters discussed in this press release include forward-looking statements.  Such statements are subject to a number of risks and uncertainties.  Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including the impact of changes in national and regional economies and the credit markets and the risk factors set forth in the Company’s most recent report on Form 10-K filed with the Securities and Exchange Commission on March 29, 2002, the Company’s first quarter report on Form 10-Q filed with the Securities and Exchange Commission on May 14, 2002, the Company’s second quarter report on Form 10-Q filed with the Securities and Exchange Commission on August 14, 2002, and the Company’s third quarter report on Form 10-Q filed with the Securities and Exchange Commission on November 14, 2002.  There can be no assurances that the assumptions and other factors referred to in this release will occur.  The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements.

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